Board of Directors

Monmouth Real Estate Investment Corporation

Freehold, NJ

Consent of Independent Certified Public Accountants

We hereby consent to the incorporation by reference in the Form S-8 (File No. 333-100805), Form S-3 (File No. 333-136896 and No. 333-113547) and Form S-3D (File No. 333-110737) of Monmouth Real Estate Investment Corporation of our report dated March 14, 2007, relating to the consolidated financial statements of Monmouth Capital Corporation for the year ended December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 10-K/A of Monmouth Capital Corporation which is incorporated by reference in this Current Report on Form 8-K/A of Monmouth Real Estate Investment Corporation dated September 26, 2007.

Toms River, NJ

September 26, 2007